Double Eagle Petroleum Co.
1675 Broadway, Suite 2200	Denver, Colorado, 80202 •	1-303-794-8445 • Fax: 1-303-794-8451

Colorado— FOR 6 A.M. EST RELEASE
Date: September 8, 2008

Double Eagle Petroleum Co. Announces Appointment of Chief Executive Officer and President and the
Addition of a New Board Member

Denver, Colorado – Double Eagle Petroleum Co. (NASDAQ: DBLE) announced today that its Board of Directors has completed the management transition that started in December 2007. The Board has elected Richard Dole as CEO and President. Mr. Dole is also the Chairman of the Board, and has served as a Director of the Company since 2005.  He served as Chairman of the Audit Committee from 2005 until his election as CEO and has been in the energy and finance businesses for nearly 40 years.

 Mr. Dole is Chairman, CEO and President of Petrosearch Energy Corporation and has been in this position since 2004.  Previously, he served as Vice President and Chief Financial Officer for Burlington Resources International, and as a Director, member of the Audit Committee and a designated financial expert of Westport Resources Corporation. He also was with PricewaterhouseCoopers (formerly Coopers & Lybrand) where he served as Assurance and Business Advisory Partner for nearly 20 years.  During that period he served in numerous senior management roles, including as National Chairman for the Energy and Natural Resources Industry practices for over 15 years and as the Vice Chairman for the U.S. Process Management business unit.  He also was the National Partner-in-Charge of Business Process Solutions at KPMG.

Mr. Dole has worked in most sectors of the energy industry including exploration, production, transportation and marketing, both domestically and internationally.  He also has broad functional knowledge in strategy, business processes, and finance — with significant experience in leading business units, working with capital markets, evaluating alternative financings, risk management programs, economic analysis, acquisitions and divestitures, and corporate mergers.

In addition, Brent Hathaway has been appointed to the Board of Directors of the Company and will serve as Chairman of the Audit Committee and a member of the Compensation Committee.  He currently serves as Dean of the College of Business at the University of Wyoming and has had various leadership responsibilities at the University since 2001.

Mr. Hathaway was previously Vice President of Marketing and Sales, Aerospace Services (a $2.5 billion business unit of Honeywell International) and served as Director of Marketing, Agricultural Equipment, and President and General Manager for Concord Inc., (a Case Corporation business unit).  Prior to Case Corporation, he served as Branch Manager and Regional General Manager over field sales, service, and support operations for a technology company, as well as consulting to that industry for 5 years.

 Mr. Hathaway has a Bachelors degree from Utah State University, a Masters degree from Purdue University and a PhD from the University of Illinois.

Mr. Hathaway commented: “I look forward to serving the shareholders of Double Eagle. I believe there is a very strong leadership team now in place, and I will work hard to complement the existing board members with my unique experiences and skills. A primary reason for my decision to accept the board position was the Board of Director’s exciting and visionary plans for the future of the Company.”

Mr. Dole added: “The management transition process has resulted in two senior VP’s, two new VP’s, and a new CEO. All the officers of the Company possess significant knowledge of the Company, its assets, and deep industry and functional experience. In addition, the Company has added a valuable resource to the Board of Directors with the appointment of Brent Hathaway.”

About Double Eagle

Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current major development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming.

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This release contains forward-looking statements regarding Double Eagle’s future plans and expected performance based on assumptions the Company believes to be reasonable.  A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC.  In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic, environmental and other factors beyond the Company’s control.  Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

John Campbell, IR

(303)	794-8445

www.dble.us